Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Heartflow, Inc. of our report dated March 26, 2025, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is August 1, 2025 relating to the financial statements of HeartFlow Holding, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
August 6, 2025